UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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XPRESSPA GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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As more fully described below, on August 14, 2018, XpresSpa Group, Inc. (the “Company”) entered into an Amendment Agreement (the “Amendment Agreement”) to the Secured Convertible Notes due November 16, 2019 (the “Notes”) by and between the Company and certain institutional investors (the “Investors”). The Amendment Agreement relates to Proposal 3 in the Company’s Proxy Statement filed with the Securities and Exchange Commission on August 6, 2018, pursuant to which the Company’s stockholders have been requested to authorize, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our common stock underlying convertible notes and warrants issued by the Company pursuant to the terms of that certain Securities Purchase Agreement, dated May 15, 2018, by and among the Company and the Investors, in an amount equal to or in excess of 20% of the Company’s common stock outstanding before the issuance of such convertible notes and warrants (including upon the operation of  “full-ratchet” anti-dilution provisions contained in such convertible notes and warrants).

The following disclosure was included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2018:

Amendment Agreement to Secured Convertible Notes

On August 14, 2018, the Company and each of the Investors entered into an Amendment Agreement to the Secured Convertible Notes due November 16, 2019 (the “Notes”) whereby (i) the Company will, by August 15, 2018, make an initial payment of principal and interest on the Notes to the Investors in shares of the Company’s common stock priced at $0.17 per share of common stock (resulting in the issuance of an aggregate of 2,067,353 shares of the Company’s common stock), and (ii) the Investors waived the Company’s obligation to make any payments of principal and interest for the months of September 2018 through December 2018; provided, however, that any of the Investors, individually and for itself only, can cause the Company to make up to three payments of principal and interest to such Investor in the form of shares of the Company’s common stock priced at $0.17 per share.